Exhibit 4.30

Equity Option Agreement

This Equity Option Agreement (this “Agreement”) is made on April 22, 2024 in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC” or “China”, and for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) by and among the following Parties (the “Parties”):

Party A: Shanghai Edge Connect Technology Co., Ltd.

Address: Room 340, 3rd Floor, Building 1, No. 100 Hulan West Road, Baoshan District, Shanghai

Party B: Shanghai Rongyan Cloud Technology Co., Ltd.

Address: Room 2207A, No. 28 Magi Road, China (Shanghai) Pilot Free Trade Zone

Party C: Shanghai Zhiyan Yunwei Technology Co., Ltd.

Address: Room 2207A, No. 28 Magi Road, China (Shanghai) Pilot Free Trade Zone

Whereas:

1.	The Parties have entered into an Optional Share Purchase Agreement (hereinafter referred to as the “Original Equity Option Agreement”) on December 10, 2020;

2.	Party A is a wholly foreign owned enterprise duly established and validly existing in PRC;

3.

Party C is a limited liability company established in PRC, and Party B is the shareholder of Party C, holding 100% of the equity interest in Party C, and the percentage of equity interest in Party C as listed in the Attachment 1;

4.

Party A and Party B have entered into the Equity Pledge Agreement on April 22, 2024, under which Party B provides security for Party C’s performance of its obligations under the Exclusive Consultation and Service Agreement entered into with Party A. In order to ensure the performance of the pledge and in consideration of the technical support provided to Party C by Party A and the good cooperation relationship among the Parties, the Parties have agreed as follows. Meanwhile this Agreement shall completely terminate and replace the Original Equity Option Agreement.

1.	Grant of Option

1.1	Grant

The Parties hereto agree that, from the effective date of this Agreement, unless it has been disclosed to Party A and expressly permitted in writing by Party A in advance, Party A shall have the exclusive option to purchase all of the equity interest in Party C held by Party B at any time by Party A or any third party designated by Party A (Party B referred to as the “Grantor”) at the lowest price permitted by the laws and regulations of the People’s Republic of China at the time of the exercise of the option, subject to the satisfaction of the conditions agreed hereunder. Such option shall be granted to Party A as soon as this Agreement is signed by the Parties and becomes effective, and the option, once granted, may not be revoked or changed during the valid term of this Agreement (including any extended term based on Article 1.2 below).

1.2	Term

This Agreement is signed by the Parties and becomes effective on the date first set forth above. This Agreement shall be valid for a term of ten years, commencing from the effective date of this Agreement. Before the expiration of this Agreement, if Party A so requests, the Parties shall extend the term of this Agreement based on the request of Party A and shall sign a separate equity option agreement or continue to perform this Agreement according to the request of Party A.

2.	Exercise of Option and Completion

2.1	Time of Exercise

2.1.1

The Grantor agrees that, to the extent permitted by the laws and regulations of the People’s Republic of China, Party A may exercise all or part of the option hereunder at any time after the signature and effectiveness of this Agreement.

2.1.2

Without limiting Party A’s rights under Article 2.1.1, Party A may exercise all of its option under this Agreement at any time when the laws of the PRC permit Party A to operate the relevant business operated by Party C or to invest in Party C without adopting controlling agreements.

2.1.3

The Grantor agrees that there shall not be any limitation on the number of times for the exercise of the option by Party A, unless it has acquired and holds all of the equity interest in Party C; in the event that Party A has acquired and held all of Party C’s equity interests, this Agreement shall automatically terminate.

2.1.4

The Grantor agrees that Party A may designate a third party as its representative to exercise the option provided that Party A shall notify the Grantor in writing at the time of the exercise of the option.

2.2	Disposal of Exercise Price

The Grantor agrees that all of the exercise prices obtained by the Grantor as a result of the exercise of the option by Party A shall be donated to Party A or its designees without compensation or be transferred from the Grantor to Party A or its designees through other means as agreed by Party A in writing.

2.3	Assignment

The Grantor agrees that Party A may assign all or part of the option hereunder to a third party without the prior consent of the Grantor. Such third party shall be deemed as a contracting party of this Agreement and shall exercise the option in accordance with the conditions hereunder and assume the rights and obligations of Party A hereunder.

2.4	Notice of Exercise

If Party A exercises the option, it shall notify the Grantor in writing ten working days before the Completion Date (as defined below). Such notice shall specify the following terms:

2.4.1	The date for the valid completion of the equity interest (hereinafter referred to as “Completion Date”) after the exercise of the option;

2.4.2	The name of the holder under whom the equity interest should be registered after the exercise of the option;

2.4.3	Quantity and percentage of the equity interest purchased from the Grantor;

2.4.4	Price for the exercise of the option and its payment method; and

2.4.5	Power of attorney (if the option is exercised by a third party designated by Party A).

The Parties agree that Party A may at any time designate a third party to act in the name of such third party to exercise the option and register the equity interest.

2.5	Equity Transfer

Each time when Party A exercises the option, within ten working days from the receipt of the notice of exercise from Party A in accordance with Article 2.4 hereof:

(1)

the Grantor shall procure Party C to hold the meeting of the shareholders’ meeting on a timely basis, at which the resolutions of shareholders’ meeting approving the transfer of the equity interest from the Grantor to Party A and/or the third party designated by Party A and the Grantor waive the right of first refusal shall be adopted;

(2)

Party B shall sign a transfer agreement which is consistent with the material content of the Equity Transfer Agreement set out in Attachment 2 hereto with Party A (or if applicable, the third party designated by it);

(3)

the parties listed as Party B and/or Party C shall execute all other necessary contracts, agreements or documents, obtain all necessary governmental approvals and consents and take all necessary actions to transfer valid ownership of the equity interest purchased to Party A and/or the third party designated by Party A without any security interest, cause Party A and/or the third party designated by Party A to become the registered owner of the equity interest purchased registered in the industrial and commercial register and deliver to Party A and/or the third party designated by Party A the latest business license, articles of association and certificate of approval (if applicable) and other relevant documents issued by or registered with the relevant Chinese authorities showing the change of the equity interest in Party C and the change of directors and legal representative etc.

3.	Representations and Warranties

3.1	Party C and Party B hereby jointly and separately represent and warrant to Party A on the signature date of this Agreement and each Completion Date as follows (except as stipulated under below):

(1)

They have the right and ability to sign and deliver this Agreement and any equity transfer agreement to which they are parties and which are signed for each transfer of the equity interest purchased in accordance with this Agreement (each a “Transfer Agreement”) and to perform their obligations under this Agreement and any Transfer Agreement. This Agreement and each Transfer Agreement to which they are parties shall constitute their legal, valid and binding obligations and may be enforced against them in accordance with terms thereof upon signature;

(2)

Whether the signature and delivery of this Agreement or any Transfer Agreement or the performance of their obligations under this Agreement or the Transfer Agreement will not: (i) result in violation of any relevant laws and regulations of China; (ii) conflict with their articles of association or other constitutional documents; (iii) result in breach of any contract or instrument to which they are parties or which is binding on them or constitute a default under any contract or instrument to which they are parties or which is binding on them; (iv) result in violation of any condition for the grant and/or continuous validity of any license or approval issued to them; or (v) result in suspension or revocation of, or imposition of additional conditions on, any license or approval issued to them;

(3)

The Grantor has good and sellable ownership in all of the equity interest in Party C held by them. The Grantor has not created any security interest over the above-mentioned equity interest, except for the pledge placed on Party C’s equity in accordance with the Equity Pledge Agreement;

(4)

The Grantor undertakes that Party C has no unpaid liabilities except for (i) liabilities incurred in the ordinary course of business and (ii) liabilities which have been disclosed to Party A and expressly agreed by Party A in writing in advance;

(5)	Party C has good and marketable title to all of its assets. Party C has not placed any pledge interest in all of its assets;

(6)

There is no current or pending litigation, arbitration or administrative proceeding in relation to the equity interest, the assets of Party C and no material litigation, arbitration or administrative proceeding in relation to the equity interest, the assets of Party C or Party C is likely to occur.

3.2	The Grantor makes the following undertakings (except as otherwise agreed below):

3.2.1

Without prior written consent of Party A, it shall not sell, transfer, mortgage or otherwise dispose all or any of Party C’s equity and the legal or beneficial interests thereof, or permit any encumbrance thereof, except the pledge placed on Party C’s equity in accordance with the Equity Pledge Agreement;

3.2.2

Without prior written consent of Party A, no shareholder’s resolution shall be made to approve Party C to engage in activities not covered by its normal scope of business, or to engage in business activities inconsistent with Party C’s past operations;

3.2.3

Without prior written consent of Party A, no shareholder’s resolution shall be made to approve the sell, transfer, mortgage or otherwise dispose all or any of Party C’s equity and the legal or beneficial interests thereof, or permit any encumbrance thereof, except the pledge placed on Party C’s equity in accordance with the Equity Pledge Agreement;

3.2.4

Without prior written consent of Party A, no shareholder’s resolution shall be made to approve the merger, consolidation or formation of any joint entities of Party C with any third party, merger, acquisition or control of Party C with any third party, reorganization of Party C’s principal business and assets, or acquisition of or investment in any person;

3.2.5	Without prior written consent of Party A, no shareholder’s resolution shall be made to approve the employment, change or dismissal of any director or senior officer of Party C;

3.2.6

Without prior written consent of Party A, no shareholder’s resolution shall be made to approve the distribution of dividends, equity interests or shareholder’s interests in any manner by Party C, provided that Party B shall immediately procure Party C to distribute all or part of distributable profits to Party B upon written request by Party A, and Party B shall immediately and unconditionally pay or transfer such distributions to Party A;

3.2.7	Without prior written consent of Party A, no shareholder’s resolution shall be made to approve the dissolution, liquidation or distribution of residual assets of Party C;

3.2.8	Promptly notify Party A of any litigation, arbitration or administrative proceeding relating to the equity interest held by it which has occurred or which may occur;

3.2.9	When Party A exercises equity option right, shareholder’s resolution shall be made to approve the transfer of the equity being purchased hereof;

3.2.10

In order to maintain the legal and valid ownership of Party C’s equity interest, sign all necessary or proper documents, take all necessary or proper actions and raise all necessary and proper accusations or carry out necessary and proper defense against all claims;

3.2.11	At the request of Party A from time to time, it shall unconditionally and promptly transfer its equity interest in Party C to the third party designated by Party A at any time;

3.2.12

Strictly comply with this Agreement and the various provisions of the other contracts signed by Party B, Party C and Party A jointly and separately, fully perform the various obligations under such contracts and not to conduct any act/omission that may affect the validity and enforceability thereof;

3.2.13

Promptly notifying Party A of any circumstance that may have material adverse effect on the business or operation of Party C, and using its best efforts to prevent the occurrence of such circumstance and expansion of losses; and

3.2.14

Without prior written consent of Party A, no shareholder’s resolution shall be made to approve any branch or subsidiary of Party C’s noncompliance with the above undertakings or execution of any contract, agreement or other legal documents which may result in breach of the above undertakings.

3.3	Party C makes the following undertakings (except as otherwise agreed below):

3.3.1

Accept Party A’s suggestions for the personnel arrangement and transfer, daily operations, distribution of dividends and financial management systems of Party C, and Party C shall strictly comply with and implement such suggestions accordingly；

3.3.2

Without prior written consent of Party A, Party C shall not supplement, change or amend the Articles of Association of Party C in any form, increase or decrease its registered capital, or otherwise change the structure of its registered capital；

3.3.3

Without prior written consent of Party A, Party C shall not engage in activities not covered by its normal scope of business, or to engage in business activities inconsistent with Party C’s past operations;

3.3.4

Without prior written consent of Party A, Party C shall not merge, consolidate or form any joint entities with any third party, or be merged, acquired or controlled by any third party, restructure its principal business and assets, or acquire or invest in any person;

3.3.5

To continue in good standing and to conduct its business and affairs prudently and efficiently in accordance with sound financial and commercial standards and practices so as to maintain the value of Party C’s assets and the proper functioning of Party C, and to refrain from any act/omission that may adversely affect the operation status and asset value；

3.3.6

Without prior written consent of Party A, Party C shall not sell, transfer, mortgage or otherwise dispose all or any of Party C’s equity and the legal or beneficial interests thereof, or permit any encumbrance thereof, except for those confirmed by Party A as occurring in the normal course of business and in accordance with the relevant agreements under the control documents;

3.3.7

Without prior written consent of Party A, Party C shall not incur, succeed or allow any indebtedness to exist, except (i) the indebtedness is incurred in the normal or ordinary course of business and not by way of borrowing, and (ii) indebtedness which has been disclosed to Party A and acquired written consent from Party A;

3.3.8	Without prior written consent of Party A, Party C shall not provide any person with loans, guarantees or other credit;

3.3.9	Without prior written consent of Party A, Party C shall not employ, change or remove any of its directors or senior officers;

3.3.10

Without prior written consent of Party A, Party C shall not distribute dividends, equity interests or shareholder’s interests in any manner, provided that upon Party A’s written request, it shall immediately distribute all or part of its distributable profits to Party B, and then such distribution shall be paid or transferred by Party B to Party A immediately and unconditionally;

3.3.11	Without prior written consent of Party A, Party C shall not dissolve, liquidate or distribute residual assets;

3.3.12	Upon Party A’s request, Party C shall provide Party A with all information about Party C’s operations and financial status;

3.3.13

Upon Party A’s request, Party C shall procure and maintain in effect insurance from insurance companies recognized by Party A in the same amounts and for the same types of insurance as are customarily taken out by companies carrying on similar business and owning similar property or assets in the same territory;

3.3.14	Promptly notify Party A of any litigation, arbitration or administrative proceeding relating to Party C’s assets, business and income which has occurred or which may occur;

3.3.15

In order to maintain the legal and valid ownership of Party C’s equity interest, sign all necessary or proper documents, take all necessary or proper actions and raise all necessary and proper accusations or carry out necessary and proper defense against all claims;

3.3.16	Deliver Party C’s important licenses and seals to Party A for custody, including but not limited to business licenses, contractual seals, financial seals and official seals;

3.3.17

Hold such governmental permits, licenses, authorizations and approvals as are necessary for the conduct of its business and ensure that all such governmental permits, licenses, authorizations and approvals continue to be valid throughout the term hereof;

3.3.18

Promptly notify Party A of any circumstances that may have a material adverse effect on Party C’s business or operations and use its best endeavors to prevent the occurrence of such circumstances and the expansion of losses;

3.3.19	Provide Party A with, and allow Party A to use, any technical or other information that Party A deems necessary or useful;

3.3.20

Without prior written consent of Party A, Party C shall not procure any branch or subsidiary of Party C not to comply with the above undertakings or to sign any contract, agreement or other legal documents which may result in breach of the above undertakings;

3.3.21	Party C undertakes to Party A that Party C shall be responsible for all the expenses arising out of the equity transfer and shall complete all necessary formalities to make Party A and/or the third party designated by Party A become the shareholder of Party C. The formalities include but not limited to assisting Party A in obtaining necessary approvals with respect to the equity transfer from government departments, submitting such documents as equity transfer agreement and resolutions of shareholders’ meeting to relevant administration department for industry and commerce and amending the articles of association of the company, the register of shareholders and other constitutional documents of the company.

3.4

Party B further undertakes that, during the term of this Agreement, (i) except with Party A’s written consent, Party B shall not, directly or indirectly (whether through Party B or any other natural person or legal entity), participate in, engage in, acquire or hold (in any event, whether as a shareholder, partner, agent, employee or otherwise) any business or interest in any business that is or may be in competition with Party C or any of its Affiliates; (ii) any act or omission of Party B shall not result in any conflict of interest between Party B and Party A (including but not limited to Party A’s shareholders); and (iii) in the event of such conflict of interest (and Party A may determine in its sole and absolute discretion whether or not such conflict of interest has arisen), Party B will, subject to the laws of the PRC, take any action directed by Party A to eliminate such conflict of interest.

3.5

Party B shall appoint only those persons designated by Party A as directors of Party C, and the specific procedures shall be carried out in accordance with the relevant laws and regulations and the Articles of Association. Party B and Party C shall procure the persons designated by Party A to take up the positions of general manager, chief financial officer and other senior management personnel of Party C. In the event that the aforementioned director or senior management personnel designated by Party A resigns or is removed at the request of Party A, Party B and Party C shall, at the request of Party A, remove such personnel from Party C and shall assign another person designated by Party A to succeed to such position.

3.6

Party C agrees to provide its idle funds to Party A or its subsidiaries for use through entrusted loan or fund borrowing, the specific manner of which shall be agreed upon in a separate agreement signed by the Parties.

4.	Tax

Unless otherwise agreed in this Agreement, taxes incurred by each Party during the performance of this Agreement shall be borne by the Party on its own.

5.	Breach

5.1

If Party B or Party C breaches this Agreement or any representations or warranties made by it in this Agreement, Party A may notify the default party in writing requiring it to cure the breach within ten days from the receipt of such notice, to take relevant measures to effectively prevent the occurrence of damages on a timely basis and to continue the performance of this Agreement. If damage occurs, the default party shall indemnify Party A so that Party A may obtain all rights and interests it should obtain in the event that the contract is performed.

5.2

If Party B or Party C fails to cure its breach within ten days from the receipt of the notice in accordance with Article 5.1 above, Party A may require the default party to compensate it for any expenses, liabilities or losses (including but not limited to the interest paid or lost as a result of the breach and attorney’s fees) sustained by it due to the default party. At the same time, Party A may implement the Equity Transfer Agreement attached hereto to transfer the equity interest held by the Grantor to Party A and/or the third party designated by Party A.

6.	Governing Law and Dispute Resolution

6.1	Governing Law

This Agreement shall be governed by the laws of the People’s Republic of China, including but not limited to the completion, performance, effectiveness and interpretation of this Agreement.

6.2	Friendly Consultations

If any dispute arises out of the interpretation or performance of this Agreement, the Parties shall settle such dispute through friendly consultations or third party mediation. If such dispute cannot be settled through the above-mentioned methods, such dispute shall be submitted to the arbitration institution within 30 days from the commencement date of the relevant discussions mentioned above.

6.3	Arbitration

Any dispute arising out of this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules. The arbitration proceedings shall be conducted in Beijing. The arbitration award shall be final and binding on the Parties. The arbitration tribunal or arbitrator may, in accordance with the dispute resolution provisions and / or applicable PRC laws, award compensation, compulsory relief (including but not limited to for the purpose of business operation or compulsory transfer of assets) or order the liquidation of Party C in respect of the equity, assets, property rights or land assets of Party C. In addition, during the arbitration or under appropriate circumstances, at the request of either Party, the court with jurisdiction (including the PRC courts) has the right to grant interim injunctive or other interim relief to support the arbitration. In addition to the PRC courts, the courts of Hong Kong, the Cayman Islands and the courts of the place where the major assets of Party C are located shall also be deemed to have jurisdiction for the above purposes. This provision shall survive the termination or rescission of this Agreement.

7.	Confidentiality

7.1

The Parties agree that any oral or written material relating to this Agreement, the contents of this Agreement and the exchange of materials between the Parties for the preparation or performance of this Agreement shall be deemed to be confidential (“Confidential Information”). The Parties shall keep all such Confidential Information to be confidential. The Parties shall not disclose, give or transfer such Confidential Information to any third party (including the receiving Party being merged with, taken over or controlled directly or indirectly by, any third party) without the prior written consent of the Party providing the Confidential Information. Upon the termination of this Agreement, the Parties shall return any document, material or software containing Confidential Information to the original owner of the Confidential Information or the Party providing Confidential Information, or destroy the Confidential Information on its own with the consent of the original owner or providing Party (including the deletion of Confidential Information from any memory device) and shall not continue to use such Confidential Information. The Parties shall take necessary measures to disclose Confidential Information only to their shareholders, directors, staff, agents or professional advisors who need to know and shall procure that such shareholders, directors, staff, agents and professional advisors shall comply with the confidentiality obligations hereunder. The Parties, the shareholders, directors, staff, agents or professional advisors of the Parties shall sign specific confidentiality agreements for the compliance and implementation by the Parties.

7.2	The above restrictions shall not apply to:

7.2.1	materials that are generally available to the public at the time of disclosure;

7.2.2	materials that have become generally available to the public after the disclosure without the fault of any Party;

7.2.3	materials that Party A, Party B or Party C can prove to be in its possession before the disclosure and it is not obtained from the other Party directly or indirectly; and

7.2.4

Confidential Information which Party A, Party B or Party C is obliged to disclose to the governmental departments, stock exchange etc. based on the requirement of law or which Party A, Party B or Party C discloses to its direct legal counsel and financial advisors due to the need of its normal operations.

7.3	The Parties agree that this provision shall continue to be in force no matter if this Agreement is modified, rescinded or terminated.

a)	Miscellaneous

8.1	Entire Agreement

The Parties hereby acknowledge that this Agreement is the fair and reasonable agreement reached by the Parties on the basis of equality and mutual benefits. This Agreement shall constitute the entire agreement of the Parties relating to the subject matter hereof. If there is discrepancy between all previous discussions, negotiations and agreements and this Agreement, this Agreement shall prevail. This Agreement shall be amended by the Parties hereto in writing. The attachment hereto shall form part of this Agreement and have the same effect as this Agreement.

8.2	Notice

8.2.1

Any notice sent by the Parties hereto for the performance of the rights and obligations hereunder shall be made in writing and sent by personal delivery, registered post, pre-paid post, recognized courier service or facsimile to the following addresses of relevant party or parties:

Party A: Shanghai Edge Connect Technology Co., Ltd.

Address: No. 10, Jiuxianqiao East Road, Chaoyang District, Beijing

Attention: Gong Bo

Party B: Shanghai Rongyan Cloud Technology Co., Ltd.

Address: No. 10, Jiuxianqiao East Road, Chaoyang District, Beijing

Attention: Gong Bo

Party C: Shanghai Zhiyan Yunwei Technology Co., Ltd.

Address: No. 10, Jiuxianqiao Road, Chaoyang District, Beijing

Attention: Gong Bo

8.2.2	Notice and letter shall be deemed delivered in the following circumstances:

8.2.2.1

if sent by fax, it shall be deemed delivered on the date record shown on the fax, however, if the fax is sent after 5:00 of the day or on the date on which it is not a working day at the destination, the delivery date shall be the next working day from the date record indicated;

8.2.2.2	if sent by personal delivery (including courier service), it shall be deemed delivered on the date the receipt is signed;

8.2.2.3	if sent by registered post, it shall be deemed delivered on the fifteenth day after the date shown on the receipt of the registered post.

8.2.3	Binding Effect

This Agreement shall be binding on the Parties.

8.3	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement to this Agreement which have been duly signed by the Parties shall form part of this Agreement and have the same legal effect as this Agreement.

At any time after the signature of this Agreement, if the equity interest in Party C held by Party B changes, the Parties agree to amend and restate this Agreement so that the rights of Party A hereunder shall not be adversely affected in any respect.

In the event of Party B’s dissolution, liquidation, bankruptcy or any other circumstance that may affect the shareholder’s exercise of its rights as a shareholder of Party C, none of Party B’s creditor or any other person entitled to claim rights or interests in the equity of Party C held by Party B shall, under any circumstances or in any manner, take any action that may affect or hinder the performance of Party B’s obligations hereunder; Party B’s creditor or any other person entitled to claim rights or interests in the equity of Party C held by Party B shall continue to be bound by the terms of this Agreement and the responsibilities and obligations of such shareholder hereunder.

8.4	Language

This Agreement is written in Chinese and Party A shall keep the original paper. The scanned electronic copy of the original one shall have the same legal effect as the copy is sent by email by the personnel designated by party A.

8.5	Day and Working Day

“Days” referred to herein shall be calendar days. “Working days” referred to herein shall be Mondays to Fridays.

8.6	Headings

The headings of this Agreement are for the ease of reference only and shall not be used for the interpretation of this Agreement.

8.7	Unresolved Matters

The matters not provided hereunder shall be settled by the Parties through consultations in accordance with the laws of the People’s Republic of China.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A: Shanghai Edge Connect Technology Co., Ltd. (seal)

(Company seal: /s/ Shanghai Edge Connect Technology Co., Ltd.)

Party B: Shanghai Rongyan Cloud Technology Co., Ltd. (seal)

(Company seal: /s/ Shanghai Rongyan Cloud Technology Co., Ltd.)

Party C: Shanghai Zhiyan Yunwei Technology Co., Ltd. (seal)

(Company seal: /s/ Shanghai Zhiyan Yunwei Technology Co., Ltd.)

Attachment 1: Shareholding of Party C

No.	Name of Shareholder	Equity Proportion	Registered Capital in RMB
1.	Shanghai Rongyan Cloud Technology Co., Ltd.	100%	10,000,000

Attachment 2: Equity Transfer Agreement

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into by and among the following parties on April 22, 2024:

Party A: Shanghai Edge Connect Technology Co., Ltd.

Address: Room 340, 3rd Floor, Building 1, No. 100 Hulan West Road, Baoshan District, Shanghai

Party B: Shanghai Rongyan Cloud Technology Co., Ltd.

Address: Room 2207A, No. 28 Magi Road, China (Shanghai) Pilot Free Trade Zone

Party C: Shanghai Zhiyan Yunwei Technology Co., Ltd.

Address: Room 2207A, No. 28 Magi Road, China (Shanghai) Pilot Free Trade Zone

In this Agreement, Party A, Party B and Party C shall be individually referred to as a “Party” and collectively as the “Parties”.

Whereas:

1.	Party A is a wholly foreign owned enterprise established and existing in the People’s Republic of China (hereinafter referred to as “PRC”);

2.	Party C is a wholly domestic company registered in Beijing, PRC. Currently, Party B holds 100% of the equity interest in Party C (hereinafter referred to as “Relevant Equity Interest”); and

3.

Party B wishes to comply with the relevant provisions of the Equity Option Agreement signed by it on April 22, 2024 with Party A to transfer all or part of equity interest in Party C held by it to Party A and/or the third party designated by Party A at the time of the exercise of the option by Party A and/or the third party designated by Party A, and Party A and/or the third party designated by Party A agrees to acquire such equity interest (hereinafter referred to as “Equity Transfer”).

Therefore, the Parties reached the following agreement through negotiations:

1.	Equity Transfer

1.1

Party B agrees to transfer the Relevant Equity Interest to Party A with Party B transferring the all of the registered capital as set forth in the Attachment A. Party A agrees to accept such transfer. After the closing of the transfer, Party A is to hold a 100% equity stake in Party B.

1.2	As the consideration for the equity transfer, Party A shall pay Party B the number of RMB Yuan setting forth in the Attachment A pursuant to Article 2.

1.3

Party B agrees to the Equity Transfer under this Article, and are willing to and shall procure the other shareholders (other than Party B) of Party C to be willing to sign necessary documents including resolutions of shareholders’ meeting and letters on waiver of preemptive right to acquire the Relevant Equity Interest in respect thereof and assist in completing other necessary formalities for the Equity Transfer.

1.4

Party B and Party C shall be jointly and separately responsible for taking necessary actions, including but not limited to signing this Agreement, adopting the resolutions of shareholders’ meeting and the amendments to the articles of association etc., in order to achieve the transfer of equity interest from Party B to Party A, and responsible for completing all governmental approval or industrial and commercial registration formalities within ten working days from the sending of the notice of exercise by Party

A in accordance with the provisions of the Equity Option Agreement to make Party A become the registered owner of such equity interest in the register.

2.	Payment of Transfer Price

2.1	Party A shall, within five business days of execution of this Agreement, pay the number of the RMB Yuan to Party B as set forth in the Attachment A.

2.2	Party B shall issue proper receipt of payment to Party A within five working days from the receipt of each payment referred to in Article 2.1.

3.	Representations and Warranties

3.1	Each Party hereto represents and warrants as follows:

(a)

such Party is a duly established and existing company or an individual with full civil capacity and has complete powers and abilities to sign and perform this Agreement and other documents necessary for effecting the purpose of this Agreement and other documents relating to this Agreement;

(b)

such Party has taken or will take all necessary actions in order to properly and validly authorize the execution, delivery and performance of this Agreement and all other relevant documents relating to the transaction hereunder, and such execution, delivery and performance will not violate any of the relevant laws, regulations and governmental rules or infringe on the legal rights and interests of any third party.

3.2	Party B and Party C jointly and separately represent and warrant to Party A as follows:

(a)

Party B currently legally and validly holds 100% of the equity interest in Party C and the acquiring and holding of such equity interest by Party B do not violate any laws, regulations or governmental decisions or infringe on the interests and rights of any third party;

(b)

Party C is a limited liability company duly established and validly existing under the PRC law and it has complete capacity of right and capacity of act and has the right to possess, dispose of and operate its assets and business and carry out the business which it is operating or plans to operate. Party C has obtained all licenses, certificates or other governmental approval, permission, registration formalities to engage in all of the businesses set out in its business license;

(c)	Since its establishment, Party C has never had any act violating relevant laws, regulations or governmental rules;

(d)	There is no security interest or any other third party right on the equity interest in Party C held by Party B;

(e)	They have not omitted to provide Party A with any documents or information in relation to Party C or its business, which may affect the decision of Party A to enter into this Agreement;

(f)

Before the completion of the Equity Transfer, they will not authorize or cause the issuance of, or undertake to issue, new equity interest other than the equity interest already issued on the signature date hereof in any form of act or omission or change the structure of the registered capital or the structure of the shareholders of Party C in any form.

4.	Effectiveness

This Agreement is executed on the date first set forth above and shall take effect as of such date.

5.	Dispute Resolution

If any dispute arises between the Parties with respect to the interpretation and performance of the terms hereunder, the Parties shall settle such dispute through friendly consultations. In case no settlement can be reached within 30 days from the request to settle the dispute through consultations raised by any Party, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its current Arbitration Rules. The place of arbitration shall be Beijing and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties.

6.	Governing Law

The effectiveness, interpretation and enforcement of this Agreement shall be governed by the PRC law.

7.	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement to this Agreement which have been duly signed by the Parties shall form part of this Agreement and have the same legal effect as this Agreement.

8.	Severability of Agreement

If any provision hereunder is invalid or unenforceable due to inconsistency with relevant law, such provision shall be invalid or unenforceable only within the scope of the relevant law, and shall not affect the legal force of other provisions of this Agreement.

9.	Attachments to Agreement

Any attachment hereto shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

10.	Miscellaneous

10.1

This Agreement is written in Chinese and Party A shall keep the original paper. The scanned electronic copy of the original one shall have the same legal effect as the copy is sent by email by the personnel designated by party A.

10.2

If Party A designates any third party to exercise the option, references to Party A under this Equity Transfer Agreement shall mean Party A and/or the third party designated by Party A as the case may be.

[The remainder of this page is intentionally left blank]

[Signing Page of the Equity Transfer Agreement]

Party A: Shanghai Edge Connect Technology Co., Ltd. (Seal)

(Company seal: /s/ Shanghai Edge Connect Technology Co., Ltd.)

Party B: Shanghai Rongyan Cloud Technology Co., Ltd. (Seal)

(Company seal: /s/ Shanghai Rongyan Cloud Technology Co., Ltd.)

Party C: Shanghai Zhiyan Yunwei Technology Co., Ltd. (Seal)

(Company seal: /s/ Shanghai Zhiyan Yunwei Technology Co., Ltd.)

Attachment A: Share Transfer Particulars

No.	Name of Shareholder	Equity Proportion	Registered Capital in RMB
1.	Shanghai Rongyan Cloud Technology Co., Ltd.	100%	10,000,000